The Men’s Wearhouse, Inc.
News Release
For Immediate Release

MEN’S WEARHOUSE
TO PROCEED WITH AFTER HOURS FORMALWEAR ACQUISITION
HOUSTON — March 23, 2007 — Men’s Wearhouse (NYSE: MW) today announced that the Federal Trade Commission has terminated its review and Men’s Wearhouse may proceed with its acquisition, originally announced on November 17, 2006, of Federated Department Stores’ 507-store After Hours Formalwear business.
Men’s Wearhouse anticipates that the transaction will close on or before April 9, 2007.
After Hours is the largest men’s formalwear chain in the United States and operates 507 stores in 35 states under After Hours Formalwear and Mr. Tux store fronts. After Hours has an exclusive relationship with David’s Bridal, the nation’s largest bridal retailer with 269 stores and an online offering. That exclusivity will remain effective after the acquisition and will be extended to Men’s Wearhouse and Moores store brands.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 753 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the company’s annual report on Form 10-K for the year ended January 28, 2006 and subsequent Forms 10-Q.
For additional information, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600